Exhibit 99.1

FOR IMMEDIATE RELEASE

November 7, 2019

Investor Relations: Kate Walsh, Vice President of Investor Relations & Tax, 214-721-9696, kate.walsh@enlink.com

Media Relations: Jill McMillan, Vice President of Strategic Relations & Public Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Reports Third Quarter 2019 Results, Provides Updates

DALLAS, November 7 — EnLink Midstream, LLC (NYSE: ENLC) (EnLink) reported financial results for the third quarter of 2019, updated certain 2019 full-year guidance metrics, and detailed its 2020 growth capital expenditures outlook. EnLink also provided an update from Barry Davis, Chairman and Chief Executive Officer, regarding strategic actions being taken by EnLink, which represent up to $75 million of adjusted EBITDA to the company in 2020.

Highlights:

•	Provided an update from Davis on observations since his return to the CEO role in early August 2019 and provided an execution plan to respond to changing market conditions. The plan in aggregate is expected to result in up to $75 million of cost reductions, margin enhancements, and commercial wins during 2020. A number of initiatives are already underway, which will generate significant positive results in the near term.
•	Announced expectation for full-year 2019 growth capital expenditures, net to EnLink, to be at the low end of the previously announced guidance range of $630 million to $710 million.
•	Outlined forecast for full-year 2020 growth capital expenditures, net to EnLink, of $275 million to $375 million. This forecast represents an approximate 50% decrease as compared to the projected full-year 2019 growth capital expenditures of around $630 million.
•	Announced further commercial success in Louisiana with the signing of a new long-term natural gas purchase agreement at attractive rates. Under the terms of the agreement, EnLink will utilize its existing assets to transport natural gas from northern Louisiana to Gulf Coast demand markets with no incremental capital expenditures.
•	Placed into service the 65 million cubic feet per day (MMcf/d) Riptide natural gas processing plant expansion in the Permian Basin in late September 2019, bringing total processing capacity in the Permian Basin to over 800 MMcf/d.
•	Previously declared a quarterly cash distribution of $0.283 per unit on all outstanding common units for the third quarter of 2019, which was the same as the declared distribution for the second quarter of 2019.

“EnLink's third quarter performance demonstrates the strength of our large-scale diversified platform, and the flexibility of our operations in the midst of a changing operating environment,” Davis said. “We expect growth in the fourth quarter, as compared to the third quarter, and are forecasting 2019 adjusted EBITDA to be at the low end of our guidance range. EnLink remains in a solid competitive position, and we are taking decisive actions to enhance the profitability of our existing business, position ourselves to capture long-term opportunities, strengthen our financial position, and drive organizational efficiency throughout the company.”

Adjusted EBITDA and distributable cash flow used in this press release are non-GAAP measures and are explained in greater detail under "Non-GAAP Financial Information and Other Definitions" below.

Third Quarter 2019 Financial Results and 2019 Full-Year Guidance Update

•	Reported net income attributable to EnLink of $11.8 million for the third quarter of 2019. EnLink is projecting a net loss for full-year 2019, which is expected to be below the previously announced guidance range.

•	Achieved adjusted EBITDA net to EnLink of $261.2 million for the third quarter of 2019. Adjusted EBITDA for full-year 2019 is expected to be at the low end of the previously announced guidance range of $1.07 billion to $1.1 billion.
•	Reported net cash provided by operating activities of $256.0 million for the third quarter of 2019.
•	Achieved distributable cash flow (DCF) of $168.2 million for the third quarter of 2019. DCF for full-year 2019 is expected to be at the low end of the previously announced guidance range of $715 million to $735 million.
•	Distribution coverage was 1.21x for the third quarter of 2019. Distribution coverage for full-year 2019 is expected to be at the low end of the previously announced guidance range of 1.3x to 1.5x.
•	Growth capital expenditures, net to EnLink, were approximately $149 million for the third quarter of 2019 and approximately $510 million year to date through September 30, 2019. EnLink expects growth capital expenditures for full-year 2019 to be at the low end of the previously announced guidance range of $630 million to $710 million.
•	Debt-to-adjusted EBITDA, as calculated under the terms of EnLink's credit facility, was 4.2x for the third quarter of 2019. EnLink expects debt-to-adjusted EBITDA for full-year 2019 to be around the high-end of the previously announced guidance range of 3.9x to 4.2x.
•	As of November 4, 2019, EnLink had 487,612,888 common units outstanding.

Third Quarter 2019 Segment Updates

Permian Basin:

•	Segment profit of $36.3 million for the third quarter of 2019 was approximately 9% higher as compared to the second quarter of 2019 and approximately 6% lower as compared to the third quarter of 2018. Third quarter 2019 segment profit was muted as compared to the prior quarter and the same period during 2018 due in part to a reduction in average crude gathering volumes.
•	Average natural gas gathering and transportation volumes for the third quarter of 2019 were approximately 11% higher as compared to the second quarter of 2019 and approximately 35% higher as compared to the third quarter of 2018. Average natural gas processing volumes for the third quarter of 2019 increased approximately 10% and 40% as compared to the second quarter of 2019 and the third quarter of 2018, respectively.
•	Average crude gathering volumes decreased by approximately 22% for the third quarter of 2019 as compared to the second quarter of 2019 and declined approximately 14% as compared to the third quarter of 2018, driven primarily by lower crude first-purchase volumes.
•	The previously announced 65 MMcf/d expansion of the Riptide natural gas processing facility in the Midland Basin became operational in late September 2019, which supports volume growth in the company's Midland Basin footprint.
•	The Tiger natural gas processing plant construction in the Delaware Basin is progressing well and is expected to become operational during the second half of 2020, as planned. Once operational, the 200 MMcf/d Tiger plant will bring total EnLink processing capacity to over 1 billion cubic feet per day in the Permian.

Louisiana:

•	Segment profit of $67.0 million for the third quarter of 2019 was approximately 3% higher as compared to the second quarter of 2019 and roughly flat as compared to the third quarter of 2018. Third quarter 2019 segment profit as compared to the prior quarter and the same period during 2018 includes the expiration of legacy natural gas transportation contracts and less favorable economics for natural gas processing.
•	Average natural gas liquids (NGL) fractionation volumes for the third quarter of 2019 were approximately 3% lower as compared to the second quarter of 2019, due to a lower ethane composition in the average barrel from increased industry ethane rejection. Average NGL fractionation volumes for the third quarter of 2019 increased by approximately 10% as compared to the third quarter of 2018 as a result of the Cajun-Sibon III expansion being placed into service during the second quarter of 2019.
•	Average natural gas gathering and transportation volumes for the third quarter of 2019 were approximately 8% higher as compared to the second quarter of 2019 and approximately 9% lower as compared to the third quarter of 2018. Average natural gas processing volumes for the third quarter of 2019 increased approximately 15% and decreased 10% as compared to the second quarter of 2019 and the third quarter of 2018, respectively.
•	EnLink announced commercial success related to the signing of a long-term natural gas purchase agreement at attractive rates. EnLink will utilize its existing assets to transport natural gas from northern Louisiana to Gulf Coast demand markets, with no incremental capital expenditures.
•	Average crude volumes handled in EnLink's Ohio River Valley operations for the third quarter of 2019 were approximately 5% higher as compared to the second quarter of 2019 and increased by 24% as compared to the third quarter of 2018.

Oklahoma:

•	Segment profit of $109.1 million for the third quarter of 2019 was approximately 4% lower as compared to the second quarter of 2019 and roughly flat as compared to the third quarter of 2018. Third quarter 2019 segment profit as compared to the prior quarter and the same period during 2018 reflects the current commodity price environment and its impact on fixed recovery contracts.
•	Average natural gas gathering and transportation volumes for the third quarter of 2019 were approximately 3% higher as compared to the second quarter of 2019 and approximately 7% higher as compared to the third quarter of 2018. Average natural gas processing volumes for the third quarter of 2019 increased approximately 2% and 7% when compared to the second quarter of 2019 and the third quarter of 2018, respectively.
•	Average crude gathering volumes in the third quarter of 2019 increased quarter over quarter and year over year. Crude gathering volumes for the third quarter of 2019 were approximately 10% higher as compared to the second quarter of 2019 and approximately 250% higher as compared to the third quarter of 2018 due to the continued ramp of crude gathering services.

North Texas:

•	Segment profit of $69.4 million for the third quarter of 2019 was approximately 5% lower as compared to the second quarter of 2019, driven primarily by contract mix changes. Segment profit for the third quarter of 2019 was approximately 27% lower as compared to the third quarter of 2018, driven by the expiration of minimum volume commitments (MVC) with Devon Energy Corp. on December 31, 2018. $22.1 million of MVC payments were included in the third quarter of 2018 results.
•	Average natural gas gathering, transportation, and processing volumes for the third quarter of 2019 were roughly flat, as compared to the second quarter of 2019. Average natural gas gathering and transportation, and processing volumes for the third quarter of 2019 were approximately 4% lower and 2% higher as compared to the third quarter of 2018, respectively.

CEO Action Plan

Upon returning to the CEO role in early August 2019, Davis immediately began a comprehensive evaluation of EnLink's business strengths and opportunities in the context of the current evolving energy landscape, in which pressured commodity prices and lower capital spending by producers are reducing activity levels in U.S. supply basins, particularly in Oklahoma.

In terms of strengths, Davis highlighted EnLink's solid financial profile and diversified assets that position the company well for stable cash flow generation and for targeted, attractive growth opportunities. The company is generating strong cash flow - in excess of $1 billion of annual adjusted EBITDA - from its diversified portfolio of assets. The company's strategic growth assets located in the Permian Basin and along the Gulf Coast create opportunities for future growth, and EnLink's leading, scale positions in Oklahoma and North Texas continue to generate significant cash flow and are positioned to benefit from ongoing optimization.

From an opportunities standpoint, Davis and EnLink's executive leadership team have outlined key execution priorities:

•	Enhance the profitability of EnLink's existing business: Enhance margins via filling available capacity, optimize operating efficiency, and capitalize on opportunities to expand business with customers.
•	Position EnLink to capture long-term opportunities: Pursue attractive bolt-on opportunities in response to customer needs; expand market share by leveraging leading platform positions in key supply and demand markets.
•	Strengthen EnLink's financial position: Execute rigorous capital allocation process, grow free cash flow, and maintain a strong balance sheet.
•	Drive organizational efficiency: Optimize costs and efficiencies companywide and maintain a high level of customer service and safety.

The team has initially identified meaningful opportunities within each priority and expects the execution of the plan will result in aggregate cost reductions, margin enhancements, and commercial wins of up to $75 million for 2020. A number of initiatives are already underway, which will generate significant positive results in the near-term.

2020 Capital Expenditures Outlook

•	Growth capital expenditures, net to EnLink, for full-year 2020 are projected to range from $275 million to $375 million, representing an approximate 50% decline as compared to the growth capital expenditures expected for full-year 2019.
•	EnLink's 2020 growth projects are expected to be focused in the Permian Basin, representing up to 75% of expected investment, with longer-dated opportunities under evaluation along the Gulf Coast.
•	The majority of 2020 growth capital expenditures are forecasted to be well connects, gathering lines and compression additions. Approximately $60 million to $80 million of 2020 growth capital expenditures will be invested in the Tiger plant and associated infrastructure construction in the Delaware Basin, for which the full adjusted EBITDA contribution will be recognized in 2021.

Third Quarter 2019 Earnings Call Details

EnLink will hold a conference call to discuss third quarter 2019 results on Friday, November 8, at 9 a.m. Central time (10 a.m. Eastern time). The dial-in number for the call is 1-855-656-0924. Callers outside the United States should dial 1-412-542-4172. Participants can also preregister for the conference call by navigating to http://dpregister.com/10134790 where they will receive dial-in information upon completion of preregistration. Interested parties can access an archived replay of the call on the Investors' page of EnLink's website at EnLink.com.

About the EnLink Midstream Companies

EnLink Midstream reliably operates a differentiated midstream platform that is built for long-term, sustainable value creation. EnLink's best-in-class services span the midstream value chain, providing natural gas, crude oil, condensate, and NGL capabilities. Our purposely built, integrated asset platforms are in premier production basins and core demand centers, including the Permian Basin, Oklahoma, North Texas, and the Gulf Coast. EnLink's strong financial foundation and commitment to execution excellence drive competitive returns and value for our employees, customers, and investors. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC). Visit www.EnLink.com to learn how EnLink connects energy to life.

Non-GAAP Financial Information and Other Definitions

This press release contains non-generally accepted accounting principles financial measures that we refer to as adjusted EBITDA, and distributable cash flow available to common unitholders (distributable cash flow). We define adjusted EBITDA as net income (loss) plus net interest expense, income tax expense (benefit), depreciation and amortization expense, impairments, unit-based compensation, (gain) loss on non-cash derivatives, (gain) loss on disposition of assets, loss on secured term loan receivable, successful transaction costs (if any), accretion expense associated with asset retirement obligations, and distributions from unconsolidated affiliate investments less payments under onerous performance obligations, non-controlling interest, income (loss) from unconsolidated affiliate investments, non-cash rent, and non-cash revenue from contract restructuring. We define distributable cash flow as adjusted EBITDA (defined above, net to ENLC), less interest expense, interest rate swaps, current income taxes and other non-distributable cash flows, accrued cash distributions on EnLink Midstream Partners, LP's (ENLK) Series B Cumulative Convertible Preferred Units (the "ENLK Series B Preferred Units") and ENLK's Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the "ENLK Series C Preferred Units") paid or expected to be paid, and maintenance capital expenditures, excluding maintenance capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

Distribution coverage is calculated by dividing distributable cash flow by distributions declared to common unitholders.

Growth capital expenditures generally include capital expenditures made for acquisitions or capital improvements that we expect will increase our asset base, operating income or operating capacity over the long-term.  Maintenance capital expenditures generally include capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.

EnLink believes these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and previously-reported results and a meaningful measure of the company’s cash flow after it has satisfied the capital and related requirements of its operations.  In addition, adjusted EBITDA achievement is a primary metric used in our short-term incentive program for compensating employees.

Segment profit (loss) is defined as operating income (loss) plus general and administrative expenses, depreciation and amortization, (gain) loss on disposition of assets, impairments, and loss on secured term loan receivable. Segment profit (loss) includes non-cash compensation expenses reflected in operating expenses. See “Item 8. Financial Statements and Supplementary Data - Note 15 - Segment Information” in ENLC’s Annual Report on Form 10-K for the year ended December 31, 2018, and, when available, “Item 1. Financial Statements - Note 14-Segment Information” in ENLC’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2019, for further information about segment profit (loss).

Adjusted EBITDA and distributable cash flow, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of EnLink’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables.  See ENLC’s filings with the Securities and Exchange Commission for more information.

For a reconciliation of full-year 2019 adjusted EBITDA and DCF guidance discussed in this press release to 2019 net income (loss) guidance, see the revised forward-looking reconciliation in our earnings press release for the second quarter of 2019, issued on August 6, 2019, and also included as an exhibit to ENLC’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 6, 2019, both of which are available on the Investors’ page of EnLink’s website at EnLink.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain assumptions, risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated herein. Therefore, you should not rely on any of these forward-looking statements. All statements, other than statements of historical fact, included in this press release constitute forward-looking statements, including but not limited to statements identified by the words “forecast,” “may,” “believe,” “will,” “should,” “plan,” “predict,” “anticipate,” “intend,” “estimate,” and “expect” and similar expressions. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, when additional capacity will be operational, timing for completion of construction or expansion projects, expected financial and operational results associated with certain projects or growth capital expenditures, future operational results of our customers, results in certain basins, future rig count information, future cost savings, profitability, financial metrics, operating efficiencies and other benefits of cost savings or operational initiatives, our future capital structure and credit ratings, objectives, strategies, expectations, and intentions, and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations, or cash flows include, without limitation (a) potential conflicts of interest of Global Infrastructure Partners (“GIP”) with us and the potential for GIP to favor GIP’s own interests to the detriment of the unitholders, (b) GIP’s ability to compete with us and the fact that it is not required to offer us the opportunity to acquire additional assets or businesses, (c) a default under GIP’s credit facility could result in a change in control of us, could adversely affect the price of our common units, and could result in a default under our credit facility, (d) the dependence on Devon for a substantial portion of the natural gas and crude that we gather, process, and transport, (e) developments that materially and adversely affect Devon or other customers, (f) adverse developments in the midstream business that may reduce our ability to make distributions, (g) competition for crude oil, condensate, natural gas, and NGL supplies and any decrease in the availability of such commodities, (h) decreases in the volumes that we gather, process, fractionate, or transport, (i) construction risks in our major development projects, (j) our ability to receive or renew required permits and other approvals, (k) changes in the availability and cost of capital, including as a result of a change in our credit rating, (l) operating hazards, natural disasters, weather-related issues or delays, casualty losses, and other matters beyond our control, (m) impairments to goodwill, long-lived assets and equity method investments, and (n) the effects of existing and future laws and governmental regulations, including environmental and climate change requirements and other uncertainties. These and other applicable uncertainties, factors, and risks are described more fully in EnLink Midstream, LLC’s and EnLink Midstream Partners, LP’s filings with the Securities and Exchange Commission, including EnLink Midstream, LLC’s and EnLink Midstream Partners, LP’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Neither EnLink Midstream, LLC nor EnLink Midstream Partners, LP assumes any obligation to update any forward-looking statements.

The EnLink management team based the forecasted financial information included herein on certain information and assumptions, including, among others, the producer budgets / forecasts to which EnLink has access as of the date of this press release and the projects / opportunities expected to require growth capital expenditures as of the date of this press release. The assumptions, information, and estimates underlying the forecasted financial information included in the guidance information in this press release are inherently uncertain and, though considered reasonable by the EnLink management team as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasted financial information. Accordingly, there can be no assurance that the forecasted results are indicative of EnLink's future performance or that actual results will not differ materially from those presented in the forecasted financial information. Inclusion of the forecasted financial information in this press release should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

EnLink Midstream, LLC
Selected Financial Data
(All amounts in millions except per unit amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Total revenues	$1,408.0	$2,114.3	$4,897.2	$5,640.7
Cost of sales	999.5	1,696.6	3,663.0	4,403.7
Gross operating margin	408.5	417.7	1,234.2	1,237.0
Operating costs and expenses, excluding cost of sales:
Operating expenses	119.2	114.7	351.6	337.3
General and administrative	38.5	41.9	122.1	99.8
(Gain) loss on disposition of assets	(3.0)	—	(2.9)	1.3
Depreciation and amortization	157.3	146.7	463.1	430.1
Impairments	—	24.6	186.5	24.6
Loss on secured term loan receivable	—	—	52.9	—
Total operating costs and expenses, excluding cost of sales	312.0	327.9	1,173.3	893.1
Operating income	96.5	89.8	60.9	343.9
Other income (expense):
Interest expense, net of interest income	(56.6)	(45.2)	(160.5)	(134.3)
Income from unconsolidated affiliates	4.0	4.3	14.0	11.7
Other income (expense)	(0.1)	0.1	0.1	0.3
Total other expense	(52.7)	(40.8)	(146.4)	(122.3)
Income (loss) before non-controlling interest and income taxes	43.8	49.0	(85.5)	221.6
Income tax expense	(6.3)	(4.0)	(2.7)	(17.3)
Net income (loss)	37.5	45.0	(88.2)	204.3
Net income attributable to non-controlling interest	25.7	37.3	92.4	156.2
Net income (loss) attributable to ENLC	$11.8	$7.7	$(180.6)	$48.1
Net income (loss) attributable to ENLC per unit:
Basic common unit	$0.02	$0.04	$(0.40)	$0.27
Diluted common unit	$0.02	$0.04	$(0.40)	$0.26

EnLink Midstream, LLC
Reconciliation of Net Income to Adjusted EBITDA
(All amounts in millions)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income (loss)	$37.5	$45.0	$(88.2)	$204.3
Interest expense, net of interest income	56.6	45.2	160.5	134.3
Depreciation and amortization	157.3	146.7	463.1	430.1
Impairments	—	24.6	186.5	24.6
Non-cash revenue from contract restructuring (1)	—	—	—	(45.5)
Loss on secured term loan receivable (1)	—	—	52.9	—
Income from unconsolidated affiliates	(4.0)	(4.3)	(14.0)	(11.7)
Distributions from unconsolidated affiliates	5.4	5.3	15.5	16.7
(Gain) loss on disposition of assets	(3.0)	—	(2.9)	1.3
Unit-based compensation	12.1	17.1	31.2	31.8
Income tax expense	6.3	4.0	2.7	17.3
(Gain) loss on non-cash derivatives	0.5	0.8	(4.7)	14.8
Payments under onerous performance obligation offset to other current and long-term liabilities	—	(4.5)	(9.0)	(13.5)
Transaction costs (2)	—	2.8	13.9	2.8
Other (3)	(1.2)	(0.3)	(0.8)	0.5
Adjusted EBITDA before non-controlling interest	267.5	282.4	$806.7	$807.8
Non-controlling interest share of adjusted EBITDA from joint ventures (4)	(6.3)	(6.1)	(18.1)	(13.8)
Adjusted EBITDA, net to ENLC	$261.2	$276.3	$788.6	$794.0

(1)	In May 2018, we restructured our natural gas gathering and processing contract with White Star, and, as a result, recognized non-cash revenue representing the discounted present value of a secured term loan receivable granted to us by White Star. In late May 2019, White Star, the counterparty to our $58.0 million second lien secured term loan receivable, defaulted on its approximately $10 million installment payment under the term loan and filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. We do not believe that it is probable that White Star will be able to repay the outstanding amounts owed to us under the second lien secured term loan.
(2)	Represents transaction costs primarily attributable to costs incurred related to the acquisition of all outstanding, publicly-held ENLK common units in January 2019 and costs we incurred related to the acquisition by GIP of equity interests in ENLK, ENLC, and the managing member of ENLC previously held by subsidiaries of Devon Energy Corporation (the "GIP Transaction") in July 2018.
(3)	Includes accretion expense associated with asset retirement obligations and non-cash rent, which relates to lease incentives pro-rated over the lease term.
(4)	Non-controlling interest share of adjusted EBITDA from joint ventures includes NGP Natural Resources XI, L.P.'s ("NGP") 49.9% share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum Corporation's 50% share of adjusted EBITDA from the Ascension JV, and other minor non-controlling interests.

EnLink Midstream, LLC
Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA
and Distributable Cash Flow
(All amounts in millions except ratios and per unit amounts)
(Unaudited)

	Three Months Ended September 30,	Nine Months Ended September 30,
	2019	2019
Net cash provided by operating activities	$256.0	$777.5
Interest expense (1)	55.8	159.2
Current income tax expense	0.7	2.0
Transaction costs (2)	—	13.9
Other (3)	(1.6)	(1.5)
Changes in operating assets and liabilities which (provided) used cash:
Accounts receivable, accrued revenues, inventories, and other	(78.0)	(341.3)
Accounts payable, accrued product purchases, and other accrued liabilities (4)	34.6	196.9
Adjusted EBITDA before non-controlling interest	267.5	806.7
Non-controlling interest share of adjusted EBITDA from joint ventures (5)	(6.3)	(18.1)
Adjusted EBITDA, net to ENLC	261.2	788.6
Interest expense, net of interest income	(56.6)	(160.5)
Current taxes and other	(0.6)	(4.1)
Maintenance capital expenditures, net to ENLC (6)	(12.7)	(34.4)
ENLK preferred unit accrued cash distributions (7)	(23.1)	(68.9)
Distributable cash flow	$168.2	$520.7

Actual declared distribution to common unitholders	$139.2	$415.8
Distribution coverage	1.21x	1.25x
Distributions declared per ENLC unit	$0.283	$0.845

(1)	Net of amortization of debt issuance costs and discount and premium, which are included in interest expense but not included in net cash provided by operating activities, and non-cash interest income, which is netted against interest expense but not included in adjusted EBITDA.
(2)	Represents transaction costs primarily attributable to costs incurred related to the acquisition of all outstanding, publicly-held ENLK common units in January 2019.
(3)	Includes accruals for settled commodity swap transactions, distributions received from equity method investments to the extent those distributions exceed earnings from the investment, and non-cash rent, which relates to lease incentives pro-rated over the lease term.
(4)	Net of payments under onerous performance obligation offset to other current and long-term liabilities.
(5)	Non-controlling interest share of adjusted EBITDA from joint ventures includes NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum Corporation’s 50% share of adjusted EBITDA from the Ascension JV, and other minor non-controlling interests.
(6)	Excludes maintenance capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.
(7)	Represents the cash distributions earned by the ENLK Series B Preferred Units and ENLK Series C Preferred Units of $17.1 million and $6.0 million, respectively, for the three months ended September 30, 2019, and cash distributions earned by the ENLK Series B Preferred Units and ENLK Series C Preferred Units of $50.9 million and $18.0 million, respectively, for the nine months ended September 30, 2019. Cash distributions to be paid to holders of the ENLK Series B Preferred Units and ENLK Series C Preferred Units are not available to common unitholders.

Distributable cash flow is not presented for the three and nine months ended September 30, 2018, because distributable cash flow was not used as a supplemental liquidity measure by ENLC during 2018. ENLC began using distributable cash flow as a supplemental liquidity measure in 2019 as a result of the simplification of our corporate structure in the Merger.

EnLink Midstream, LLC
Operating Data
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Midstream Volumes:
Permian Segment
Gathering and Transportation (MMBtu/d)	751,400	557,100	695,300	498,000
Processing (MMBtu/d)	798,200	566,200	745,100	512,900
Crude Oil Handling (Bbls/d)	112,900	131,700	135,000	119,900
North Texas Segment
Gathering and Transportation (MMBtu/d)	1,644,300	1,710,200	1,658,000	1,741,100
Processing (MMBtu/d)	760,700	744,600	753,600	750,200
Oklahoma Segment
Gathering and Transportation (MMBtu/d)	1,351,800	1,259,700	1,304,100	1,181,800
Processing (MMBtu/d)	1,323,100	1,239,000	1,284,800	1,170,300
Crude Oil Handling (Bbls/d)	59,600	17,400	47,600	12,900
Louisiana Segment
Gathering and Transportation (MMBtu/d)	2,078,500	2,273,700	2,025,000	2,197,100
Processing (MMBtu/d)	385,500	429,200	396,600	422,200
Crude Oil Handling (Bbls/d)	21,200	17,200	18,800	14,800
NGL Fractionation (Gals/d)	7,240,100	6,545,100	7,231,400	6,457,000
Brine Disposal (Bbls/d)	2,500	3,300	3,100	3,200